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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ACT Teleconferencing, Inc. for the registration of 2,178,444 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2003, with respect to the consolidated financial statements and schedules of ACT Teleconferencing, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
October 1, 2004

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Consent of Independent Registered Public Accounting Firm